SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 21, 2013

Date of Report (Date of Earliest Event Reported)

Medient Studios, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-53835	41-2251802
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1635 Old River Road Bloomingdale, Georgia	31302
(Address of principal executive offices)	(Zip Code)

(818) 634-4801

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On August 21, 2013, the registrant entered into a lease agreement with the Effingham County Industrial Development Authority, an instrumentality of the State of Georgia.  Under this lease agreement, the registrant will lease approximately 1,550 acres of land located within Effingham County, Georgia.  The lease is effective from August 21, 2013 through July 1, 2033.  No rent payments are due for the first two years, and the total rent of $10,000,000 will be paid in 18 annual installments, commencing February 28, 2016.  The registrant shall be obligated to pay additional rent if it does not achieve the specified goals of $90,000,000 in investment and 1,000 jobs on or before the end of year five.  At the end of the lease agreement, the registrant has the option to purchase the property for $100.

In the event of default, Effingham County can declare the entire unpaid amount to be immediately due and payable and enforce all basic rent obligations.

Throughout the term of the lease, the registrant shall maintain the following insurance at its own expense: hazard and casualty insurance on the leased property of the lesser of 100% of the replacement cost of the project or the full insurable value of the project, general liability insurance in the aggregate of $2,000,000 with deductibles not to exceed $25,000, and worker’s compensation insurance as required by law.

In connection with the lease, the registrant and the Effingham County Industrial Development Authority entered into the Bond Loan Purchase Agreement, pursuant to which the Effingham County Industrial Development Authority agreed to issue up to $300,000,000 in Taxable Industrial Development Revenue Bonds.  The bond will be issued as a single bond draw-down instrument, which will mature on July 1, 2033 and bear interest at a rate of 6.00% per annum, payable on July 1 of each year.  The proceeds of the bonds will be used by the Effingham County Industrial Development Authority to acquire the movie studio project to be developed on the land, which project will be leased to the registrant.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01: Financial Statements and Exhibits

(d)

Exhibit 10.1: Lease agreement effective August 21, 2013.

Exhibit 10.2: Option agreement effective August 21, 2013.

Exhibit 10.3: Bond purchase loan agreement effective August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Medient Studios, Inc.

By:      /s/ Manu Kumaran

Manu Kumaran

Chief Executive Officer

Dated:  August 26, 2013